Exhibit 23.5

CONSENT OF MIKE ROCKANDEL CONSULTING LLC

To:	U.S. Securities and Exchange Commission

Board of Directors of 5E Advanced Materials, Inc.

Re:	Registration Statement on Form S-3 of 5E Advanced Materials, Inc. dated February 23, 2024 (“S-3”)

Mike Rockandel Consulting LLC (“MRC”), in connection with the S-3 consents to:

(i)

The filing and/or incorporation by reference by the Company and use of the Amended Technical Report Summary titled “Amended Initial Assessment Report (February 2024) on 5E Advanced Materials Fort Cady Project” with a revised report date of February 2, 2024, report date of May 11, 2023, and report effective date of April 1, 2023 (the “Amended Technical Report Summary”) that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the SEC, filed as Exhibit 96.1 to the Company’s Annual Report on Form 10-K/A on February 2, 2024;

(ii)

The use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the S-3 and any such Technical Report Summary; and

(iii)

The use of any quotation from, or summarization of, the particular section or sections of the Amended Technical Report Summary in the Form S-3, to the extent it was prepared by us, that we supervised its preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference to the Form S-3.

MRC is responsible for, and this consent pertains to Sections 10.3 and 14 of the Amended Technical Report Summary.

Neither the whole nor any part of the Amended Initial Assessment Report (February 2024) nor any reference thereto may be included in any other filings with the SEC without the prior written consent of MRC as to the form and context in which it appears.

Dated: February 23, 2024

By:	/s/ Mike Rockandel
Name:	Mike Rockandel Society for Mining, Metallurgy and Exploration (Member No. 4122579)
Title:	President, Mike Rockandel Consulting LLC